For Release:
July 1, 2004



             COOPERATIVE BANKSHARES ANNOUNCES 40% DIVIDEND INCREASE

     Wilmington, NC--Cooperative Bankshares, Inc., announced that the Board of Directors declared the 2004 second quarter dividend of $0.07 per share, a 40% increase over the $0.05 paid in the second quarter of 2003.

     Declared by the Board on June 22, 2004, the dividend is payable on the 16th day of July, 2004, to stockholders of record as of July 1, 2004.

     Cooperative Bankshares, Inc. (NASDAQ: "COOP") is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through 21 offices in Eastern North Carolina.



                                For Additional Information

                                Frederick Willetts, III, President
                                Todd L. Sammons, CPA, Senior Vice President/ CFO Linda B. Garland, Vice President/ Secretary